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                              ACCOUNTANTS' CONSENT
                              --------------------

The Board of Directors
Hardin Bancorp. Inc.:

We consent to the incorporation by reference in the registration statements on Form S-8 of Hardin Bancorp, Inc. of our report dated May 14, 1997, relating to the consolidated balance sheets of Hardin Bancorp, Inc. and subsidiaries as of March 31, 1997 and 1996, and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the years in the three-year period ended March 31, 1997, which report appears in the annual report on Form 10-KSB of Hardin Bancorp, Inc. for the fiscal year ended March 31, 1997 filed pursuant to the Securities Exchange Act of 1934, as amended.

Kansas City, Missouri
June 26, 1997